Exhibit 10.8.2

NON-COMPETITION AND NON-SOLICITATION OF CUSTOMER AGREEMENT

THIS NON-COMPETITION AGREEMENT (“Agreement”) is made by and between Capital One Financial Corporation, a Delaware corporation, on its own behalf and on behalf of its affiliates and subsidiaries (collectively, “Capital One”) and Jonathan W. Witter, an individual residing at                                                                               (“You”), and effective as of this __th day of September, 2010 (“Effective Date”). In consideration of the mutual promises between the parties in this Agreement, and in consideration of Your continued employment thereafter, which You acknowledge to be good and sufficient consideration, it is agreed as follows:

1. Covenant Not to Compete.

a. Legitimate Business Interest. You acknowledge and agree that Capital One has multiple legitimate business interests in protecting its Confidential Information and Trade Secrets, as well as its customer and other business relationships, and that the 1 Year Non-Competition Covenant set forth in Paragraph 1(c) and 2 Year Non-Competition Covenant set forth in Paragraph 1(d) are narrowly tailored to protect Capital One’s legitimate business interests. “Confidential Information” means information, knowledge, data, specialized training, or other information that derives actual or potential value from the fact that it is not generally known to members of the general public, which concerns the business or affairs of Capital One or Capital One’s customers. “Trade Secret” means information, including but not limited to, a model, formula, pattern, compilation, program, device, method, technique, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. You acknowledge and agree that Capital One has taken reasonable measures to preserve the secrecy of its Confidential Information and Trade Secrets.

b. Access and Exposure to Confidential Information. During Your employment, and further in consideration for the 1 Year Non-Competition Covenant and 2 Year Non-Competition Covenants set forth in Paragraphs 1(c) and 1(d), respectively, Capital One has provided or will provide You with Trade Secrets and other Confidential Information regarding Capital One’s operations, methods, plans and/or strategies.

c. 1 Year Non-Competition Covenant. For one (1) year following Your Termination Date (the “1 Year Non-Competition Period”), You shall not, within the 1 Year Restricted Area (defined below), provide Retail Branch Banking Services to or on behalf of any entity. “Termination Date” means the date on which Your employment with Capital One ends, whether voluntarily or involuntarily. “Retail Branch Banking Services” means banking services provided via a branch banking network directly to and/or on behalf of individual customers. The 1 Year Restricted Area shall mean the states containing at least one Capital One Bank branch as of Your Termination Date.

d. 2 Year Non-Competition Covenant. For two (2) years following Your Termination Date (the “2 Year Non-Competition Period”), You shall not, within the 2 Year Restricted Area (defined below), provide to any entity services (i) that are the same as or substantially similar to those You performed for Capital One during the twenty four (24) month period prior to Your Termination Date (the “Look-Back Period”), and (ii) that compete with any business for which You performed such services during the Look-Back Period. For the avoidance of doubt, this 2 Year Non-Competition Covenant does not apply to Retail Branch Banking Services. Provided You performed such services during the Look-Back Period, services subject to this 2 Year Non-Competition Covenant would include, without limitation, national direct bank, credit card, debit card, automotive lending, mortgage lending, and installment loan services. The restrictions of this 2 Year Non-Competition Covenant apply to all activity performed throughout the United States (the “2 Year Restricted Area”), other than Retail Branch Banking Services, defined above. You acknowledge and agree that, in light of Capital One’s nation-wide business activities, and Your work on such nation-wide activities, this geographic scope is narrowly tailored to protect Capital One’s legitimate business interests.

2. Covenant Not to Solicit Customers. For a period of two (2) years following Your Termination Date, You shall not, within the 2 Year Non-Competition Covenant, directly or indirectly solicit, encourage, or induce any Capital One customer to sever, terminate or transfer their account or relationship with Capital One to any other entity. This Paragraph 2 applies to any Capital One customer (a) with whom You had personal contact, or (b) about whom You learned Confidential Information during Your employment at Capital One.

3. Payments during the 1 Year Non-Competition Period and 2 Year Non-Competition Period.

a. Calculation of Incentive Payment. Subject to Paragraphs 3(b), 9, and 11, and in consideration for the 1 Year Non-Competition Covenant and 2 Year Non-Competition Covenant set forth in Paragraph 1(c) and 1(d) of this Agreement, Capital One shall (i) pay You Your base salary then in effect at the time of Your Termination Date for the length of the 2 Year Non-Competition Period (the “Incentive Payment”), and (ii) reimburse You for the employer portion of Your health care premium payments, along with the 2% administrative fee for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at the level of coverage in effect at your Termination Date for a period not to exceed eighteen (18) months from your Termination Date (collectively the “Incentive Payment”). You will not be eligible for these health insurance premium payments if you fail to enroll in COBRA or if you become eligible to receive, or begin receiving, health care coverage from another employer or party. If Your employment is terminated for any reason other than Your death, Disability or for Cause, one-half of the Incentive Payment (but in no event more than the amount specified in Treasury Regulation section 1.409A-1(b)(9)(iii)(A) as of the Termination Date) shall be paid to You in a lump sum within 30 days following Your Termination Date, and the balance of the Incentive Payment shall be paid to You in a lump sum within 30 days following the second anniversary of Your Termination Date. Capital One reserves the right to withhold from such amounts all applicable international, federal, state and local taxes.

b. Criteria for Incentive Payment. Except as provided in Paragraphs 9 and 11, and subject to this Paragraph 3(b), if Your employment is terminated by Capital One for any reason other than Your death, Disability or for Cause, You shall receive an Incentive Payment. Your receipt of an Incentive Payment is expressly conditioned on Your full compliance with all of the terms of this Agreement. If, and to the extent that, You otherwise are entitled to receive any severance-type payments during the 1 Year Non-Competition Period and/or 2 Year Non-Competition Period under any separate plan, arrangement or agreement (such as an employment agreement or a severance plan, arrangement or agreement) then to the extent provided for under such plan, arrangement or agreement, the Incentive Payments under this Agreement shall offset amounts payable under such separate plan, arrangement or agreement. “Cause” means (i) a material breach of any of the provisions of this Agreement; (ii) willful and serious misconduct in the performance of Your duties including, without limitation, theft, falsification of documents, mistreatment of other employees, violence, drug or alcohol abuse in the workplace, conduct that violates Capital One’s policies against discrimination and/or harassment, and serious acts of insubordination; (iii) a material or repeated violation of any code of conduct, business, compliance, or risk policy or standard of ethics generally applicable to all associates or to associates of Your level at Capital One; (iv) failure to substantially perform Your duties as an employee of Capital One (other than as a result of physical or mental illness or injury), and Your continued failure to substantially perform, as determined by Capital One, for at least fifteen (15) days after written demand from Capital One for substantial performance that specifically identifies the manner in which Capital One expects You to improve Your performance; or (v) conviction of a felony, or other serious crime involving moral turpitude or breaches of the duties of honesty, fiduciary duty, and/or good faith. “Disability” means Your inability to perform the essential functions of Your position due to a medically determinable physical or mental impairment which continues for a period of at least 6 consecutive months or for more than 120 days out of any consecutive 360 day period.

c. Voluntary Termination for Good Reason. If You terminate Your employment voluntarily for Good Reason (as defined in your Offer Letter), then Capital One may elect to waive or enforce your 1 Year Non-Competition Covenant and 2 Year Non-Competition Covenant in Paragraphs 1(c) and 1(d) of this Agreement (collectively, “Non-Competition Covenants”). Capital One’s decision to waive or enforce Your Non-Competition Covenants shall be in its sole discretion. If Capital One elects to enforce Your Non-Competition Covenants, You shall be paid the Incentive Payment in the manner set forth in Section 3(b) of this Agreement. If Capital One elects to waive Your Non-Competition Covenants, You shall not be eligible for the Incentive Payment in Paragraph 3(b), and you will no longer be bound by such Non-Competition Covenants. For the avoidance of doubt, any potential or actual waiver of Your Non-Competition Covenants will in no way impact your other obligations to Capital One including, without limitation, the Covenant Not to Solicit Customers Paragraph 2 of this Agreement, as well as your obligations regarding Confidential Information, Ownership of Work Product, and Non-Solicitation of Employees set forth in your Confidentiality, Work Product, and Non-Solicitation of Employee Agreement (“CWP+NS”) and other similar agreements.

d. Section 409A. Notwithstanding any other provision of this Agreement to the contrary, Incentive Payments, pursuant to this Paragraph 3, to the extent of payments made from Your Termination Date through March 15 of the calendar year following such Termination Date, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus are payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such severance payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-1(b)(9)(iii) of the Treasury Regulations to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if You are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

4. Consideration. As additional consideration for executing this Agreement, You shall receive one thousand dollars ($1000.00), less applicable tax withholdings, which amount shall be paid as soon as practicable after You return a signed copy of this Agreement to Capital One.

5. Confidentiality. You agree that the fact, terms and conditions of this Agreement are strictly confidential, and with the exception of Your counsel, Your spouse, and tax advisors, or except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency (in which event, You will notify Capital One in writing of the receipt of such subpoena or order prior to responding to any such order or subpoena), shall not be disclosed to any other person, entities or organizations, whether or not employed by Capital One. You further agree that in the event You share the fact, terms or conditions of this Agreement or other Confidential Information with such authorized person(s) under this paragraph, You will instruct such person(s) to keep the information confidential pursuant to Your obligation to maintain the confidentiality of such information. In addition, You agree not to use or disclose to any other person, including without limitation, future employers, any confidential or proprietary information or materials acquired in connection with Your employment with Capital One (other than in the ordinary course of business on Capital One’s benefit) without the express written consent of Capital One, including without limitation, information and materials which identify or concern past, present or future customers, businesses or plans, or constitute, embody or relate to research, development, financial accounting, programming and systems, inventions, databases, product designs, product implementations, modeling techniques, models testing, test results, customer lists, marketing strategies, business plans, existing or potential new lines of business, credit policies and practices, accounts of customers or associates of Capital One or any other information or materials made or furnished by Capital One or its affiliates (collectively “Confidential Information”). Confidential Information may be written, oral, recorded on tape or in any other media, and includes without limitation, information embodied in documents, drawings, graphs, charts, presentations, recordings, microfiche, tapes, computer programs and other data compilations. Additionally, unless Capital One advises you to the contrary in writing, Confidential Information shall include all software, hardware and other non-public information supplied to Capital One by third parties which is used by Capital One in its business. This confidentiality obligation shall be in addition to any other confidentiality agreements contained in any applicable Confidentiality, Work Product and Non-Solicitation of Employee Agreement (“CWP+NS”) or other document signed by You, as well as continuing confidentiality obligations under the Capital One Code of Business Conduct and Ethics and at common law. Notwithstanding the foregoing, You are permitted to disclose to prospective employers during the 1 Year Non-Competition Period and/or the 2 Year Non-Competition Period a redacted Agreement containing only Paragraphs 1 and 2 of this Agreement for the sole purpose of assessing Your non-competition and non-solicitation of customer obligations, respectively.

6. Compliance Information and Review. During the 1 Year Non-Competition Period and 2 Year Non-Competition Period, You agree to notify Capital One in writing of the identity of any prospective employer or business opportunity on whose behalf You intend to perform services during either the 1 Year Non-Competition Period or 2 Year Non-Competition Period, together with a brief description of Your intended functions, prior to accepting such employment or business opportunity. From time to time during the 1 Year Non-Competition Period or 2 Year Non-Competition Period, Capital One may also request information from You to permit it to determine whether You are otherwise in compliance with this Agreement. You agree to provide timely, complete and accurate information responsive to all such requests within five (5) business days after receiving such a request. You also hereby authorize Capital One to contact Your future employers and other persons and entities with whom You engage in any business relationship during the 1 Year Non-Competition Period or 2 Year Non-Competition Period to confirm Your compliance with this Agreement, or to communicate Your obligations under this Agreement.

7. Reasonableness. You acknowledge that the restrictions set forth in this Agreement are necessary and reasonable to protect Capital One’s legitimate business interests, most notably safeguarding its Confidential Information and Trade Secrets, and protecting its business relationships. You agree that, if Your employment with Capital One terminates, You will be able to earn a livelihood without violating this Agreement, including, without limitation, the 1 Year Non-Competition Covenant and/or 2 Year Non-Competition Covenant set forth in Paragraphs 1(c) and 1(d), respectively.

8. Irreparable Harm; Injunctive Relief. You acknowledge and agree that Your violation of any provision of this Agreement will cause immediate, substantial and irreparable harm to Capital One which cannot be adequately redressed by monetary damages alone. In the event of Your violation or threatened violation of any provision of this Agreement, You agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including, without limitation, temporary, preliminary and permanent injunctive relief, return of property, and specific performance, from any court of competent jurisdiction, as provided in Paragraph 13.

9. Repayment of Consideration; Attorneys’ Fees and Costs. If You assert in any legal proceeding that this Agreement is not enforceable or if You breach Your obligations under this Agreement, You shall (i) thereby void Capital One’s obligations to You for any Incentive Payments, (ii) immediately forfeit or repay all amounts of the Incentive Payments paid to You by Capital One, and (iii) pay all reasonable costs and attorneys’ fees incurred by Capital One in such legal proceeding, in addition to any other damages or relief to which Capital One may be entitled. Capital One shall pay all reasonable costs and attorneys’ fees incurred by You if You obtain a judgment against Capital One in an action brought by You to enforce the terms of this Agreement against Capital One. For the avoidance of doubt, Capital One shall not pay any costs and/or attorney’s fees if You assert in any legal proceeding that this Agreement is not enforceable, or if You breach Your obligations under this Agreement.

10. Employment At Will. You and Capital One acknowledge that You are, or will be, employed by Capital One as an “at will” employee. Nothing in this Agreement shall be construed to create a contract of employment or modify Your employment “at will” status.

11. Court’s Right to Modify Restriction. The parties agree that if at the time enforcement is sought, a court of competent jurisdiction adjudges any terms of any provision of this Agreement to be void, invalid, or unenforceable, including without limitation portions of the 1 Year Non-Competition Covenant or 2 Year Non-Competition Covenant contained in Paragraphs 1(c) and 1(d) above, such court may modify or reform such provision so that it is enforceable to the fullest extent permitted by applicable law, or if such modification or reformation is not possible, shall sever the unenforceable portion of the provision, and enforce the remaining provisions of the Agreement, which shall remain in full force and effect. If a court of competent jurisdiction determines that the 1 Year Non-Competition Covenant and/or 2 Year Non-Competition Covenant is void, invalid, or unenforceable, or if it amends or severs it, Capital One shall have no obligation to make the Incentive Payment described in Paragraph 3(a) during any period in which the court determines that the 1 Year Non-Competition Covenant and/or 2 Year Non-Competition Covenant shall not be in full effect.

12. Successors and Assigns. The rights and obligations under this Agreement are personal to You and cannot be assigned to any party. This Agreement and all promises made herein shall survive the execution of this Agreement and shall be binding upon and inure to the benefit of Capital One’s successors and assigns without further consent.

13. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the headquarters of Capital One, the Commonwealth of Virginia, without regard to its principles of conflicts of law.

14. Personal Jurisdiction/Venue. Capital One and You hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county where Capital One has offices within the Commonwealth of Virginia for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement.

15. Entire Agreement; Integration. This Agreement does not supersede, but rather supplements, any written policies of Capital One generally applicable to employees of Capital One respecting the treatment of Confidential Information and Work Product and any Change of Control Employment Agreement or other severance plan, arrangement or agreement applicable to You. This Agreement may be modified only by a writing signed by the party to be bound.

16. Notices. All requests, notices and other communications required or permitted to be given under this Agreement shall be in writing. Delivery thereof shall be deemed to have been made when such notice shall have been either (i) duly mailed by first-class mail, postage prepaid, return receipt requested, or any comparable or superior postal or air courier service then in effect, or (ii) transmitted by hand delivery, telegram, telex, telecopier or facsimile transmission, to the party entitled to receive the same at the address indicated below or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith or, if You are still employed by Capital One, at Your interoffice address or electronic mail address at Capital One:

If to You:

Jonathan W. Witter

[To the most recent address on record with Capital One]

If to Capital One:

Non-Competition Program Administrator

Capital One Financial Corporation

15000 Capital One Drive

Richmond, Virginia 23238

17. Headings. The headings in this Agreement are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

18. Consultation with Counsel. You are advised and encouraged to consult with independent legal counsel before executing this Agreement.

THE PARTIES have read this Agreement, understand it, and accept all of its terms:

Employee	Capital One Financial Corporation

/s/ Jonathan W. Witter	/s/ Jory Berson
Signature	Signature

Jonathan W. Witter	Chief Human Resources Executive